UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

Anacor Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34973	25-1854385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On July 18, 2014, Anacor Pharmaceuticals, Inc. (the “Company”) entered into a Distribution and Commercialization Agreement (the “Agreement”) with Sandoz Inc. (together with its affiliates, “Sandoz”), a Novartis company, pursuant to which Sandoz will distribute and commercialize the Company’s drug KERYDINTM (tavaborole) topical solution, 5% in the United States on an exclusive basis.  PharmaDerm, the branded dermatology business of Sandoz, will be responsible for the sales and marketing of KERYDIN.

Pursuant to the Agreement, the Company is entitled to (i) upfront payments totaling $40 million (of which $15 million is payable upon entry into the Agreement and $25 million is payable within 30 days thereof), (ii) a milestone payment of $25 million (the “Launch Milestone Payment”), payable upon the later of (a) the 90th day following the successful fulfillment, as determined pursuant to the Agreement, by Anacor of Sandoz’s initial purchase order for KERYDIN and (b) January 5, 2015 and (iii) 50% of the gross profits (defined as net sales less cost of goods sold) accrued by Sandoz on sales of KERYDIN, except that in 2015 the Company will start receiving gross profit sharing payments after the first $50 million of gross profits have been accrued by Sandoz.  The gross profit sharing arrangement includes cumulative minimum gross profit sharing payments to the Company for 2016 totaling $45 million.  In certain limited circumstances if Sandoz cannot market or sell KERYDIN for a period of time, the Company’s entitlement to the full Launch Milestone Payment and minimum gross profit sharing payments will be tolled.  The Agreement also grants the Company an option to repurchase all rights in KERYDIN from Sandoz on the later of three years from the first commercial sale of KERYDIN or December 31, 2017, at a price to be determined pursuant to the Agreement.

Under the terms of the Agreement, the Company will continue to hold the New Drug Application for, and be responsible for any further development of, KERYDIN and will supply KERYDIN to Sandoz at cost.  Sandoz will be responsible for all of its selling, marketing, distribution, general and administrative costs related to the commercialization of KERYDIN and will reimburse the Company for certain development costs.  In addition, the Company granted Sandoz a right of first negotiation under the Agreement to obtain a license to develop and/or commercialize in the United States (i) any formulation of tavaborole (other than KERYDIN) and (ii) AN2718, which is a backup compound to KERYDIN.

The Agreement will continue for an initial term of 5 years and is subject to automatic 5-year renewal terms, unless terminated for specified events under the Agreement.  Either party may terminate the Agreement for uncured material breaches by the other party, bankruptcy, force majeure events that remain unabated, withdrawal of KERYDIN from the market or mass tort liability actions.  In addition, Sandoz may terminate the Agreement for convenience upon 180 days prior written notice, subject to the payment to the Company (to the extent then unpaid) of the Launch Milestone Payment and minimum gross profit sharing amounts described above, and in the event the Company settles, or an injunction is entered in, a third-party infringement action that prevents the Company from supplying KERYDIN to Sandoz.  The Company also has the right to terminate the Agreement upon the expiration of all patents covering KERYDIN.

The foregoing is only a summary description of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2014.

A copy of the press release announcing the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.                          Financial Statements and Exhibits.

(d)         Exhibits

Exhibit Number	Description

99.1	Press Release issued July 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Ryan T. Sullivan
Name: Ryan T. Sullivan
Title: Senior Vice President and General Counsel

Date: July 21, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued July 21, 2014